EXHIBIT 2.2

EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                FEBRUARY 22, 2000

                                      AMONG

                            CARICEMENT ANTILLES N.V.

                                       AND

                           DEVCON INTERNATIONAL CORP.

                                       AND

                   CARIBBEAN CONSTRUCTION & DEVELOPMENT, LTD.

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

STOCK PURCHASE AGREEMENT.......................................................1
BACKGROUND.....................................................................1
AGREEMENT......................................................................1
   1. Purchase and Sale........................................................1
   2. Purchase Price and Payment...............................................1
      2.1 Purchase Price.......................................................1
      2.2 Earn-Out.............................................................2
      2.3 Working Capital......................................................3
      2.4 Holdback.............................................................3
   3. Representations and Warranties of Seller.................................4
      3.1 Execution and Validity...............................................4
      3.2 Organization and Qualification.......................................4
      3.3 Capitalization of the Company and Lack of Subsidiaries...............5
      3.4 Absence of Encumbrances..............................................5
      3.5 Options and Warrants.................................................5
      3.6 Absence of Violations................................................5
      3.7 Consents.............................................................5
      3.8 Financial Statements.................................................6
      3.9 Absence of Undisclosed Liabilities...................................6
      3.10 No Material Adverse Change..........................................7
      3.11 Tax Matters.........................................................8
      3.12 Indebtedness and Guarantees.........................................9
      3.13 Litigation and Governmental Matters.................................9
      3.14 Compliance.........................................................10
      3.15 Permits and Licenses...............................................12
      3.16 Environmental Compliance...........................................12
      3.17 Contracts and Other Agreements.....................................13
      3.18 Accounts and Notes Receivable......................................14
      3.19 Real Estate........................................................15
      3.20 Fixed Assets.......................................................15
      3.21 Intellectual Property..............................................15
      3.22 Title to Assets; Liens.............................................16
      3.23 Significant Suppliers and Customers................................17
      3.24 Compensation of Employees..........................................17
      3.25 Employee Benefit Plans.............................................17
      3.26 Employee Relations.................................................18
      3.27 Labor Agreements...................................................18
      3.28 Affiliate Transactions.............................................19
      3.29 Commission Arrangements............................................19
      3.30 Insurance..........................................................19
      3.31 Improvements.......................................................20
      3.32 Bank and Other Accounts............................................20
      3.33 Powers of Attorney.................................................20
      3.34 Records............................................................20
      3.35 Accounts Payable...................................................20
      3.36 Letters of Credit and Bonds........................................20
      3.37 Brokers............................................................20
      3.38 Absence of Misrepresentations......................................21

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   4. Representations and Warranties of Buyer.................................21
      4.1 Execution and Validity..............................................21
      4.2 Organization and Qualification......................................21
      4.3 Absence of Violations...............................................21
      4.4 Consents............................................................22
      4.5 Brokers.............................................................22
      4.6 Absence of Misrepresentations.......................................22
   5. Covenants of the Company and Seller.....................................22
      5.1 Conduct of Business.................................................22
      5.2 Cooperation.........................................................23
      5.3 Certain Acts........................................................24
      5.4 Governmental Filings................................................24
      5.5 Access and Information..............................................24
      5.6 Expenditures........................................................24
      5.7 Taxes...............................................................24
      5.8 No Shop; Standstill.................................................25
   6. Covenants of Buyer......................................................25
      6.1 Cooperation.........................................................25
      6.2 Certain Acts........................................................25
      6.3 Governmental Filings................................................25
   7. Conditions Precedent to the Obligations of the Company and Sellers......25
      7.1 Representations and Warranties......................................25
      7.2 Performance.........................................................26
      7.3 No Material Adverse Change..........................................26
      7.4 Absence of Litigation...............................................26
      7.5 New Legislation.....................................................26
   8. Conditions Precedent to Obligations of Buyer............................26
      8.1 Representations and Warranties......................................26
      8.2 Performance.........................................................26
      8.3 No Material Adverse Change..........................................27
      8.4 Absence of Litigation...............................................27
      8.5 Consents............................................................27
      8.6 Due Diligence.......................................................27
      8.7 Amendment to Asset Purchase Agreement...............................27
      8.8 New Legislation.....................................................27
   9. Closing and Post-Closing Covenants......................................27
      9.1 Time and Place......................................................27
      9.2 Obligations of the Company and Seller...............................28
      9.3 Obligations of Buyer................................................29
      9.4 Guarantee of Accounts Receivable....................................29
      9.5 Non-Competition.....................................................29
      9.6 Sharing of Tax Benefits.............................................30

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  10. Indemnification.........................................................30
      10.1 Indemnification by Seller..........................................30
      10.2 Indemnification by Buyer...........................................30
      10.3 Notice of Indemnification..........................................31
      10.4 Hurdle Rate and Limitation.........................................31
  11. Termination.............................................................32
  12. Miscellaneous...........................................................32
      12.1 Notices............................................................32
      12.2 Entire Agreement...................................................34
      12.3 Amendment..........................................................34
      12.4 Binding Effect.....................................................35
      12.5 Waiver.............................................................35
      12.6 Captions...........................................................35
      12.7 Construction.......................................................35
      12.8 Section, Schedule and Exhibit References...........................35
      12.9 Severability.......................................................35
      12.10 Absence of Third-Party Beneficiaries..............................35
      12.11 Business Day......................................................35
      12.12 Assignment........................................................36
      12.13 Other Documents...................................................36
      12.14 Governing Law.....................................................36
      12.15 Attorneys' Fees...................................................36
      12.16 Public Disclosure.................................................36
      12.17 Arbitration.......................................................36
      12.18 Currency..........................................................37
      12.19 Counterparts......................................................38
      12.20 Seller's Release..................................................38


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                            STOCK PURCHASE AGREEMENT

         Stock Purchase Agreement dated February 22, 2000 among:

         A. Caribbean Construction & Development, Ltd., a private company limited by shares organized under the laws of the Commonwealth of Dominica, West Indies, (the "Company");


         B. Devcon International Corp., a corporation organized under the laws of Florida, ("Seller"); and


         C. Caricement Antilles N.V., a corporation organized under the laws of Curacao, Netherland Antilles, ("Buyer"), or its permitted assignee as provided in Section 12.12 .


                                   BACKGROUND

         A. Seller is the owner of 500 shares of common stock, par value $100.00 per share (the "Common Stock"), of the Company. Seller desires to sell to Buyer 500 shares (the "Shares") of the Common Stock, representing all of the issued and outstanding shares of the Common Stock, and Buyer desires to purchase the Shares, on the terms and subject to the conditions set forth in this Agreement.

         B. On January 19, 2000, Seller and Mapleton International B.V., trading under the name of Caricement, ("Caricement") executed a letter of intent with respect to this transaction (the "Letter of Intent"). This Agreement is the definitive Stock Purchase Agreement contemplated in the Letter of Intent. The Letter of Intent is terminated as of the effective date of this Agreement and is of no further force or effect.

                                    AGREEMENT

         The parties agree as follows:

         1. PURCHASE AND SALE. Upon and subject to the terms and conditions contained in this Agreement, at the "Closing" (as defined in Section 9.1), Seller shall sell to Buyer and deliver the Shares to Buyer, and Buyer shall purchase the Shares from Seller. Seller shall transfer good and valid title to the Shares to Buyer, free and clear of all claims, liens and encumbrances.

         2. PURCHASE PRICE AND PAYMENT.

                  2.1 PURCHASE PRICE. The consideration to be paid by Buyer to Seller for the Shares (the "Purchase Price") shall be US$3,167,590 [US$800,000 for the Ready Mix Business plus US$2,367,590 for the Cement Business, as set forth in the Asset Purchase Agreement] (the "Cash Consideration") plus the earn-out payment(s) described in Section 2.2. The Purchase Price shall be adjusted (upward or downward) based on the working capital adjustment described in Section 2.3. US$753,324 of the Cash Consideration has been previously paid to Seller as part of the US$7 million down payment made by Buyer and Union Maritima Internacional, S.A.

("UMAR") pursuant to that certain Asset Purchase Agreement among UMAR, Caricement, Buyer, Seller and certain of Seller's subsidiaries dated as of November 22, 1999 (the "Asset Purchase Agreement.) Subject to Sections 2.3 and 2.4, the remaining balance of the Cash Consideration shall be paid at the Closing in immediately available funds.

                  2.2 EARN-OUT. Buyer shall cause the Company to pay Seller 50% of the net profit (the "Net Profit"), if any, generated by the Company's Ready Mix Business (as defined below) for a period of 24 months commencing with the month immediately following the month in which the Closing occurs (unless the Closing occurs on the first day of a month, in which event the 24 month period will commence with the month in which the Closing occurs). In the event the Company generates a negative Net Profit (i.e., a net loss), Seller shall pay 50% of the amount of such negative Net Profit to the Company. The Net Profit shall be calculated as set forth in Schedule 2.2, consistent with the Company's historical accounting practices, to the extent such practices are not inconsistent with United States generally accepted accounting principles consistently applied ("GAAP"). The Net Profit shall be calculated before taxes only if the payment of the Net Profit to Seller by the Company would be tax deductible to the Company, Buyer or any of Buyer's Affiliates (as described in Section 3.28); otherwise, Net Profit shall be calculated after taxes. For purposes of calculating the Net Profit, the parties shall allocate the costs of the Company's activities relating to the ready mix operations (the "Ready Mix Business") and the Company's activities relating to the operation of a bulk cement terminal and bagging of cement (the "Cement Business") as set forth on
Schedule 2.2; provided, however, for the purposes of calculating Net Profit, the transfer price of bulk cement from the Cement Business to the Ready Mix Business shall be calculated as established in the Supply Agreement between UMAR, certain of UMAR's affiliates, the Company, Seller and certain of Seller's subsidiaries dated December 29, 1999. Net Profit shall be estimated by the Company and presented to Buyer and Seller within ten days after the end of each week, and quarterly financial statements shall be prepared by the Company within 30 days after the end of each calendar quarter. Within ten days after the quarterly financial statements of the Company have been presented to Buyer by the Company, Buyer shall make the Net Profit payment to Seller if the Net Profit for the quarter has been positive. Within ten days after the quarterly financial statements of the Company have been presented to Buyer, Buyer shall advise Seller to make the Net Profit payment to Buyer if the Net Profit for the quarter has been negative. After the Company's annual audited financial statements for any period scheduled in the 24 month period become available, the parties shall adjust the earn-out payments previously made pursuant to this Section to take into account any audit or year-end or other adjustments not reflected on the monthly or quarterly financial statements. Such adjustment may result in a payment from Buyer to Seller or a payment from Seller to Buyer, as applicable. Notwithstanding the foregoing, at any time during such 24 month period, in lieu of making or receiving the payment described in the first sentence of this Section, Buyer shall have the option of paying the higher of: (i) US$700,000 or
(ii) the sum of any accrued but unpaid earn-out payments for completed months plus the product of (a) 50% of the average historical monthly Net Profit for all of the then completed months of such 24 month period multiplied by (b) the number of months remaining until the conclusion of such 24 month period (including the month in which such election is made), and, in such event, the obligation of Seller to pay 50% of the amount of any negative Net Profit to the Company shall cease commencing with the month in which such election is made. In the event Buyer elects to


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terminate the Management Agreement in the form of Exhibit 9.2.7 prior to the end of such 24 month period, Buyer shall be deemed to have made the election set forth in the immediately preceding sentence.

                  2.3 WORKING CAPITAL. The Purchase Price and the Cash Consideration shall each be adjusted (upward or downward) by an amount equal to the Company's "Working Capital" (as defined below) as of the date of the Closing. If the Company's Working Capital as of the date of the Closing is positive, the Purchase Price and the Cash Consideration shall be increased by such amount. If the Company's Working Capital as of the date of the Closing is negative, the Purchase Price and the Cash Consideration shall be decreased by such amount. Since the amount of the Company's Working Capital as of the date of the Closing cannot be accurately determined on the date of Closing, the parties agree to estimate such amount based upon the Company's "Current Balance Sheet" (as defined in Section 3.9) and to determine the amount of the Company's Working Capital as of the date of the Closing as provided in Section 2.4. For purposes of this Agreement, "Working Capital" means Total Current Assets minus Total Liabilities, as set forth on the Current Balance Sheet.

                  2.4 HOLDBACK. Buyer shall hold back an amount equal to US$100,000 of the Cash Consideration (the "Holdback Amount") for purposes of assuring that the Working Capital adjustment made pursuant to Section 2.3 is adequate. For purposes of determining the Company's Working Capital as of the date of the Closing, Seller shall prepare and shall cause an accounting firm selected by Buyer (the "Accountants") to review the unaudited balance sheet of the Company dated as at the date of the Closing (the "Estimated Closing Balance Sheet") and related statement of operations of the Company for the period from January 1, 2000 through the date of the Closing, in each case prepared in accordance with GAAP and certified by the principal financial officer of Seller as presenting fairly in all material respects the financial condition and results of operations of the Company for the period then ended (collectively, the "Estimated Closing Financial Statements"). Seller will deliver the Estimated Closing Financial Statements to the Accountants within 30 days after the Closing. The Accountants will have 30 days following delivery of the Estimated Closing Financial Statements to review the Estimated Closing Financial Statements. The Estimated Closing Financial Statements will be revised as determined by the Accountants and such revised financial statements shall constitute the Company's Actual Closing Financial Statements, provided that if Buyer or Seller disagrees with the accuracy of the Actual Closing Financial Statements as determined by the Accountants, such disagreement shall be resolved through an arbitration proceeding in accordance with Section 12.17. The Actual Closing Financial Statements shall conclusively establish the Company's actual Working Capital as of the date of the Closing (the "Actual Working Capital"). In the event that the Actual Working Capital is less than the Company's Working Capital as set forth in the Company's Current Balance Sheet (the "Estimated Working Capital"), Buyer shall deduct the amount of such difference from the Holdback Amount and promptly pay to Seller the remainder, if any, of the Holdback Amount. In the event that the Estimated Working Capital is greater than the Actual Working Capital (the "Working Capital Variance") and the Working Capital Variance is greater than the Holdback Amount, then (i) Buyer shall be entitled to retain the entire Holdback Amount, and (ii) Seller shall promptly pay to Buyer an amount equal to the difference between the Working Capital Variance and the Holdback Amount. In the event that the Actual Working Capital is equal to the Estimated Working Capital, Buyer shall promptly pay Seller the


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entire Holdback Amount. In the event that the Actual Working Capital is greater than the Estimated Working Capital, Buyer shall promptly pay to Seller (i) the Holdback Amount and (ii) an amount equal to the difference between the Actual Working Capital and the Estimated Working Capital.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller makes the representations and warranties contained in this Section (including Sections 3.1
- 3.38) to Buyer, intending that Buyer relies on each of such representations and warranties in order to induce Buyer to enter into and complete the transactions contemplated by this Agreement. These representations and warranties shall survive the consummation of the transactions contemplated by this Agreement until the expiration of two years from the date of the Closing, except that the tax representations and warranties contained in Section 3.12 shall survive the consummation of the transactions contemplated by this Agreement until the expiration of any applicable statute of limitations or extension of such statute of limitations; provided, however, that in cases of fraud these representations and warranties shall survive the consummation of such transactions without any time limit.

                  3.1 EXECUTION AND VALIDITY. The execution and delivery of this Agreement by Seller has been authorized by Seller's board of directors and, to the extent necessary, its shareholders. The execution and delivery of this Agreement by the Company has been authorized by the Company's board of directors and all of its shareholders. Each of the Company and Seller has the full right, power and authority to enter into, and the ability to perform its respective obligations under, this Agreement and all other agreements and instruments contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and Seller and is, and the other agreements and instruments to be executed and delivered by the Company and Seller will be, when executed and delivered by each of them, legal, valid and binding agreements of the Company and Seller, respectively, enforceable against each such party, as applicable, in accordance with their respective terms.

                  3.2 ORGANIZATION AND QUALIFICATION. The Company (a) is duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Dominica, West Indies, its jurisdiction of incorporation, and
(b) has all requisite corporate power and authority to carry on its business as is presently conducted and to own or lease and to operate its assets and business in the places where its business is now conducted and where its assets are now owned, leased or operated. The Seller (a) is duly organized, validly subsisting and in good standing under the laws of the State of Florida, its jurisdiction of incorporation, and (b) has all requisite corporate power and authority to carry on its business as is presently conducted and to own or lease and to operate its assets and business in the places where its business is now conducted and where its assets are now owned, leased or operated. Schedule 3.2 consists of the Certification of Incorporation (the "Charter") and Bylaws of the Company and also includes a true and complete list of the jurisdictions in which the Company is duly qualified and in good standing as a foreign corporation, which are the only jurisdictions where the nature of the activities conducted by the Company or the nature of the assets owned, leased or operated by the Company requires such qualification and where the failure to so qualify would have a material adverse effect on the business, operations, properties or assets of the Company.

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                  3.3 CAPITALIZATION OF THE COMPANY AND LACK OF SUBSIDIARIES.
Schedule 3.3 sets forth the authorized capital of the Company by class, authorized number of shares and par value; the number of issued and outstanding shares of capital stock of each class; and the record and beneficial owners of all issued and outstanding shares of the Company's capital stock. All of the Shares are validly issued, fully-paid and non-assessable. Except as set forth on
Schedule 3.3, the Company (a) does not own any shares of capital stock or other securities of any other corporation or other entity, and (b) is not a partner in any partnership or a member of any joint venture.

                  3.4 ABSENCE OF ENCUMBRANCES. Except as set forth in Schedule 3.4, Seller is the record and beneficial owner of all of the issued and outstanding Shares of the Company, free and clear of any liens, pledges, claims, options, proxies, restrictions, agreements, charges and encumbrances of any kind ("Encumbrances"), and there are no pending or threatened claims or proceedings which would impair or encumber any of the Shares. Any Encumbrances set forth on
Schedule 3.4 shall be paid or otherwise discharged at the Closing, and upon consummation of the transactions contemplated by this Agreement, Buyer will own, free and clear of any Encumbrances, title to all of the Shares.

                  3.5 OPTIONS AND WARRANTS. The Company does not have any outstanding securities, options, warrants, agreements or other instruments pursuant to which any entity, trust or individual ("Person") has or may have any right to subscribe for or acquire any shares of the Company's capital stock or any securities convertible into or exchangeable for shares of its capital stock.

                  3.6 ABSENCE OF VIOLATIONS. Except as set forth in Schedule 3.6, neither the execution nor delivery of this Agreement or of any of the other agreements and instruments contemplated by this Agreement, nor the consummation of the transactions contemplated by this Agreement or such other agreements and instruments, will conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of, any Encumbrance upon any of the Shares or the assets or properties of the Company, or give any third-party the right to accelerate any obligation under, any charter provision, bylaw, contract, agreement, indenture, deed of trust, instrument, order, law or regulation to which the Company or Seller is a party or by which the Company or Seller or any of their assets or properties are in any way bound or obligated.

                  3.7 CONSENTS. Except as set forth in Schedule 3.7, (a) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company or Seller in connection with the transactions contemplated by this Agreement; and (b) no consent, approval, waiver or other action by any Person under any contract, instrument or other document is required or necessary for the execution, delivery and performance of this Agreement by the Company or Seller, or the consummation by the Company and Seller of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.7, all consents described in Schedule 3.7 have been obtained and are in full force and effect.

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                  3.8 FINANCIAL STATEMENTS. The financial statements described in Sections 3.8.1, 3.8.2, 3.8.3 and 3.8.4 are sometimes referred to in this Agreement as the "Financial Statements."


                           3.8.1 Schedule 3.8.1 consists of the unaudited
balance sheet of the Company dated as of December 31, 1997 and related statement of operations for the year ended on such date, together with and a certificate from KPMG LLP, the Seller's certified public accountants ("KPMG"), that such financial statements constitute a part of the audited financial statements of Seller.

                           3.8.2 Schedule 3.8.2 consists of the unaudited
balance sheet of the Company dated as of December 31, 1998 and related statement of operations for the year ended on such date, together with a certificate from KPMG, that such financial statements constitute a part of the audited financial statements of Seller.

                           3.8.3 Schedule 3.8.3 consists of the audited balance
sheet of the Company dated as of December 31, 1999 and related statements of operations and retained earnings for the year ended on such date, together with related notes, certified by the Accountant. Schedule 3.8.3 is not attached to this Agreement as of the date of execution of this Agreement. Schedule 3.8.3 will be delivered no less than five business days prior to the Closing.

                           3.8.4 The Financial Statements were prepared in
accordance with GAAP. The balance sheets and related notes which are part of the Financial Statements present fairly, in all material respects, the financial condition of the Company as of the dates of such balance sheets in accordance with GAAP. The statements of operations and accumulated deficit or retained earnings which are part of the Financial Statements present fairly, in all material respects, the results of operations of the Company for the periods covered by such statements in accordance with GAAP.

                           3.8.5 The books and records of the Company are
complete and correct in all material respects and accurately reflect, in all material respects, the basis for the financial position, results of operations and operating cash flow of the Company set forth in the Financial Statements.

                           3.8.6 Except as set forth in Schedule 3.8.7, there
has been no change in accounting methods made by the Company since December 31, 1996.

                  3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in
Schedule 3.9, as of the date of the Current Balance Sheet (as defined below), the Company did not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities under consignment agreements, liabilities under contracts previously performed or long-term debt), required to be shown on the Company's audited balance sheet as of December 31, 1999 (the "Current Balance Sheet") in accordance with GAAP that were not fully and adequately reflected or reserved against on such balance sheet. Since the date of the Current Balance Sheet,


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the Company has not incurred any such liabilities (other than liabilities incurred in the ordinary course of its business) or incurred any long-term liabilities.

                  3.10 NO MATERIAL ADVERSE CHANGE. Except as disclosed in
Schedule 3.10, since the date of the Current Balance Sheet there has not been:

                           3.10.1 Any material adverse change in the business,
operations, affairs, properties, assets or financial condition of the Company, nor has any event occurred or circumstance arisen, including without limitation, the implementation of any law or regulation, which has a reasonable likelihood of causing such a change.

                           3.10.2 Any damage, destruction or loss (whether or
not covered by insurance) materially and adversely affecting the business, operations, affairs, properties, assets or financial condition of the Company.

                           3.10.3 Any labor dispute, strike, work stoppage,
union activity or any threatened union activity which is likely to materially and adversely affect the business or operations the Company.

                           3.10.4 Any increase in salary, wages, bonus,
commission or other compensation to any employees or agents of the Company, other than routine increases in the ordinary course of business and consistent with past practices, or any increase in salary, wages, bonus, commissions or other compensation to any director or officer of the Company or Seller or any of their relatives, including, without limitation, any relative by marriage ("Relatives").

                           3.10.5 Any loan or advance to Seller or any
Relatives, officers, directors, employees, consultants, agents or other representatives of the Company or any other loan or advance by the Company.

                           3.10.6 Any payment or commitment to pay any severance
or termination pay to any officers or directors of the Company or Seller.

                           3.10.7 Any default (including, without limitation,
any event that with the giving of notice or passage of time would cause a default), termination or threatened termination under, or amendment to, any Contract (as defined in Section 3.17) of the Company.

                           3.10.8 Any theft, damage, destruction, casualty,
loss, condemnation or eminent domain proceeding materially and adversely affecting the Company, whether or not covered by insurance.


                           3.10.9 Any sale, assignment or transfer of any assets
of the Company, except in the ordinary course of business and consistent with past practices.

                           3.10.10 Any waiver by the Company or Seller of any
material rights relating to the Company.

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                           3.10.11 Any other material transaction, agreement,
contract or commitment entered into by the Company or Seller affecting the Company, except in the ordinary course of business and consistent with past practices.

                           3.10.12 Any non-cash dividend or any other non-cash
distribution of any kind declared, made or paid with respect to the capital stock of the Company.

                           3.10.13 Any change in the accounting principles,
methods, estimates or practices (including, without limitation, depreciation, amortization or inventory valuation policies or rates) followed by the Company.

                           3.10.14 Any agreement or understanding to do, or
which results or is reasonably likely to result in, any of the actions, events or circumstances described in Sections 3.10.1 - 3.10.13.

                  3.11 TAX MATTERS.

                           3.11.1 Except as set forth on Schedule 3.11.1, the
Company has collected (as applicable) and paid all federal, state, county, local, foreign and other taxes that are due, including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, turnover taxes, employment and payroll related taxes, withholding taxes, property taxes and import duties, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest and penalties owed by the Company (individually a "Tax" and collectively the "Taxes") required to be collected and/or paid by the Company. Neither the Company nor Seller knows of any deficiency for Taxes or claim for additional Taxes or interest on or penalties in connection with such Taxes, which have been asserted, threatened to be asserted or proposed against the Company.

                           3.11.2 Schedule 3.11.2 sets forth all jurisdictions
in which the Company has filed or is required to file returns and reports for Taxes and lists the type of Tax covered by each such filing. The Company has timely filed all returns for Taxes, federal, state, local, foreign and other (collectively, the "Tax Returns"). The Company does not have any liability for Taxes with respect to any period subsequent to the periods covered by the Tax Returns other than Taxes incurred in the ordinary course of business.

                           3.11.3 Schedule 3.11.3A contains a true and correct
copy of all Tax Returns filed by the Company since April 1, 1996. Schedule 3.11.3B sets forth the status of federal, state, local and foreign tax audits of the Tax Returns of the Company with respect to items of income or deduction of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to Taxes, interest and penalties that have been made or proposed, and the amounts of any payments made by the Company with respect to such Taxes. Except as set forth in
Schedule 3.11.3C, each of the Tax Returns filed by the Company correctly and accurately reflects the amount of its liability for Taxes payable as reflected on such Tax Return, and makes all disclosures required by applicable provisions of law.

                           3.11.4 Schedule 3.11.4 sets forth all federal Tax
elections or agreements under the Internal Revenue Code of 1986, as amended (the "Code"), and all Tax-related elections or agreements made to or with any state or foreign taxing authority that are in effect with respect to the Company. The Company has not filed a consent under Code ss.341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that will not be deductible under Code ss.280G. The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(I)(A)(ii). Except as set forth on
Schedule 3.11.4A, the Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. The Company is not a party to any Tax allocation or sharing agreement. The Company
(A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any Person (other than the Company) under Reg. ss.1.502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                           3.11.5 Schedule 3.11.5 sets forth the details of any
extension of time obtained by the Company with respect to the assessment of any Tax.

                           3.11.6 The Company has not agreed to, nor is required
to, make any adjustments under Codess.481(a) by reason of a change in accounting method or otherwise.

                           3.11.7 Except as set forth on Schedule 3.11.7, the
provisions for Taxes on its respective Current Balance Sheet are sufficient under GAAP for the payment of all accrued and unpaid Taxes owed by the Company, whether or not assessed or disputed, as of the date of the Current Balance Sheet. The Company has timely paid any estimated federal or other income Taxes which it was required to pay.

                  3.12 INDEBTEDNESS AND GUARANTEES. Schedule 3.12 sets forth, as of the date of the Current Balance Sheet, the principal amount of each item of indebtedness owed by the Company (excluding accounts payable incurred in the ordinary course of business). Schedule 3.12 also sets forth a description of all guarantees with respect to any of the items of indebtedness required to be listed on that Schedule and a list and description of all guarantees by the Company of any indebtedness of any other Person, whether or not such indebtedness is otherwise required to be listed on Schedule 3.12.

                  3.13 LITIGATION AND GOVERNMENTAL MATTERS. Except as described in Schedule 3.13, there is no action, suit or proceeding that has been (a) filed and served, whether or not purportedly on behalf of the Company or Seller, at law or in equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is pending, or (b) to the knowledge of the Company or Seller, (i) filed but not served or (ii) threatened, against (including, but not limited to, counterclaims), the Company or Seller which involves the transactions contemplated by this Agreement or the possibility of any judgment or liability which if determined adversely to the Company or Seller would result in a material adverse change in the business, operations, affairs, properties or assets, or in the financial condition of the Company; and neither the Company nor Seller is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse effect on the Company.

                  3.14 COMPLIANCE. Except as set forth in Schedule 3.14, neither the Company nor its business, nor the use, operation or maintenance of any of its assets or properties, is in or constitutes a default under, or is in violation of or contravenes, any applicable (including, without limitation, any Tax, health, employment, customs or interstate or international commerce) statute, law, ordinance, decree, order, rule or regulation of any governmental authority, domestic or foreign, except where such default, violation or contravention would not have a material adverse effect on the Company. The Company has not, nor has any entity or individual acting on behalf of the Company, made any payment of funds prohibited by law, and no funds of the Company have been set aside to be used for any such payment. The Company has complied with all applicable laws and regulations in connection with government contracts, if any, and, to the knowledge of the Company and Seller, no Person has made any allegation that the Company has not so complied.

                  3.15 PERMITS AND LICENSES. The Company has (a) all permits, licenses, certificates and other governmental authorizations, and (b) all industry affiliations and memberships in industry groups necessary to conduct its business as presently conducted (collectively (a) and (b), the "Permits"), except where the failure to have such Permits would not have a material adverse effect on the Company. Each of the Permits is listed on Schedule 3.15. Neither the Company nor Seller is in violation of any regulation, right or requirement of any industry affiliations or groups, except where such violation would not have a material adverse effect on the Company. Each Permit is in full force and effect and, to the knowledge of the Company and Seller, no suspension or cancellation of any Permit is threatened and there is no reasonable basis for believing that any Permit will not be renewable upon expiration. The transactions contemplated by this Agreement will not materially adversely affect, terminate or impair the validity of the Permits.

                  3.16 ENVIRONMENTAL COMPLIANCE. As used in this Agreement, the term "Environmental Law" means all applicable laws, ordinances, orders, resolutions, rules or regulations relating to "Hazardous Material" or the environment issued or enacted by any governmental authority with jurisdiction over any of the Company, its subsidiaries and/or real property owned, leased, occupied or managed by the Company or any of its subsidiaries, including without limitation, the Dominica Facility (as defined on Schedule 3.16) (collectively the "Premises"); and the term "Hazardous Material" means any substance meeting any one or more of the following criteria: (a) the presence or anticipated presence of which requires investigation or remediation under any applicable governmental statute, regulation, rule, ordinance, order, action, policy or common law, federal, state or local, domestic or foreign; (b) which is or becomes defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" under any applicable federal, state, local or foreign statute, regulation, rule, ordinance or law (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any applicable governmental authority; (d) which contains gasoline, diesel fuel, varsol or other petroleum hydrocarbons; (e) which contains polychlorinated bipheynols
(PCBs), asbestos or urea formaldehyde foam insulation; or (f) which contains radon gas. Except as set forth in Schedule 3.16 and except for ordinary and customary items found in any commercial office (e.g., ink, batteries and carbon material relating to reproductions), (x) the Company has violated not any Environmental Law and neither the Company nor Seller has any knowledge of any violations of Environmental Law with respect to the Premises or any other location at which the Company conducts or has conducted its business; (y) the Premises do not contain any Hazardous Material to be disposed of or otherwise handled as waste; and (z) the Company does not own or lease, nor has ever owned or leased, fuel storage tanks or containers or any other underground or aboveground storage tanks.

                  3.17 CONTRACTS AND OTHER AGREEMENTS. Schedule 3.17 sets forth a list of all of the following written and material oral contracts and other arrangements, options, understandings and agreements as well (collectively, the "Contracts"), to which the Company is a party or by or to which it or any of its assets or properties are bound or subject:

                           3.17.1 Contracts with any current or former officer,
director, shareholder, employee, consultant, agent or other representative of the Company.

                           3.17.2 Contracts with any labor union or association
representing any employee of the Company.

                           3.17.3 Contracts for the sale of any of the assets or
properties of the Company other than in the ordinary course of business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties.

                           3.17.4 Partnership or joint venture agreements.

                           3.17.5 Contracts under which the Company agrees to
indemnify any Person against, or to share, the liability of any Person, other than routine, non-material Contracts such as a lease of a postage machine.

                           3.17.6 Contracts calling for an aggregate purchase or
sale price or payments in any one year of more than US$5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements).

                           3.17.7 Contracts for the sharing of fees, the
rebating of charges or other similar arrangements.

                           3.17.8 Contracts containing obligations or
liabilities of any kind to holders of the securities of the Company.

                           3.17.9 Contracts containing covenants of the Company
or Seller not to compete in any line of business or with any Person or covenants of any other Person not to compete with any Company or Seller in any line of business.

                           3.17.10 Contracts relating to the acquisition by the
Company of any operating business or the capital stock of any other Person.

                           3.17.11 Contracts requiring the payment to any Person
of a commission or fee.

                           3.17.12 Contracts for the payment of fees or other
consideration to Seller or any officer or director of the Company or Seller or to any other Person in which any of such Persons has an interest or to any Relative of any such Persons.

                           3.17.13 Contracts relating to the borrowing of money.

                           3.17.14 Leases of real or personal property.

                           3.17.15 Consignment contracts, with contracts in
which the Company is consignor or consignee separately listed.

                           3.17.16 Contracts with independent agents, brokers,
dealers or distributors.

                           3.17.17 Advertising or marketing contracts.


                           3.17.18 All other material Contracts whether or not
made in the ordinary course of business.

There are available to Buyer true and complete copies of all of the Company's Contracts (and all amendments, waivers or other modifications to such Contracts) and a summary of all material terms for any material oral Contracts listed on
Schedule 3.17. All of the Company's Contracts are valid, binding and in full force and effect and enforceable in accordance with their respective terms and conditions and have been made in the ordinary course of the Company's business, and, except as described on Schedule 3.17, there is no existing default under or breach by the Company or, to the knowledge of the Company or Seller, by any other party of any such Contract or condition which, with the passage of time or notice or both, is reasonably likely to constitute such a default by the Company or, to the knowledge of the Company or Seller, any other party to any such instrument. Except as set forth on Schedule 3.17, there has been no termination or, to the knowledge of the Company or Seller, threatened termination or notice of default under the Company's Contracts, and the transactions contemplated by this Agreement will not result in or give rise to the termination or default of any such Contract. Except as set forth on Schedule 3.17, there has not occurred, and the consummation of the transactions contemplated by this Agreement will not result in, any event or circumstance with respect to which indemnification payments are required under the Company's Contracts. The Company does not have any Contracts other than these listed in Schedule 3.17.

                  3.18 ACCOUNTS AND NOTES RECEIVABLE. All accounts and other receivables of the Company as of five business days prior to the Company's execution of this Agreement are listed on Schedule 3.18 by debtor, date and amount. Except as set forth on Schedule 3.18, all accounts and other receivables reflected on the Current Balance Sheet and all accounts and other receivables arising subsequent to the date of the Current Balance Sheet have arisen in the ordinary course of the Company's business, are bona fide and properly recorded (along with any reserves) on the books of the Company in accordance with GAAP, and the Company has not been and is not now subject to any set-off or counter-claim with respect to any such receivables.

                  3.19 REAL ESTATE. Except as set forth on Schedule 3.19, the Company does not own or lease any real property or any buildings or other structures or have any options or any contractual obligations to purchase or acquire any interest in or lease any real property. None of the interests of the Company described in Schedule 3.19 are subject to any Encumbrance, except as set forth on such Schedule 3.19.

                  3.20 FIXED ASSETS. Schedule 3.20 consists of lists of all tangible fixed assets owned by the Company in connection with the operation of the Company's business including, without limitation, all office furniture, office fixtures, computer equipment, communications equipment and motor vehicles used by the Company in connection with the operation of its business (collectively, the "Fixed Assets"). Subject to normal wear and tear and the next sentence, all of such assets are in reasonably good operating condition and in reasonably good working order. All appropriate repair and maintenance of all such assets has been performed, subject only to pending maintenance calls in the ordinary course of business. The Fixed Assets constitute all operating assets owned and used by the Company in connection with operation of its business.
Schedule 3.20 also separately identifies any assets used in connection with the Company's operation of its business which are leased.

                  3.21 INTELLECTUAL PROPERTY.

                           3.21.1 Schedule 3.21.1 contains a true and complete
list of all patents, trademarks, service marks, trade names, franchises, trade secrets, know-how, technology, service manuals, inventions, copyrights and applications for such rights and all other intellectual property (collectively, the "Intellectual Property") in which the Company has rights, except that such
Schedule is not required to list any copyrights that have not been registered or any trade secrets, know-how or technology which is not in writing or stored electronically. Neither the Company nor Seller has received any notice of infringement by the Company of any Intellectual Property of others. Except as set forth in Schedule 3.21.1, none of the present activities of the Company or any of its assets infringe, to the knowledge of the Company or Seller, on any Intellectual Property of others. To the knowledge of the Company and Seller, the Company has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists, procedures, processes and other information required for or incident to its business as presently conducted or contemplated to be conducted. To the knowledge of the Company and Seller, the Company is not making unauthorized use, and has no agreements with any Person for the use, of any confidential information or trade secrets of any past or present employees of the Company or any other Person. None of the activities of the employees of the Company on behalf of the Company violates, to the knowledge of the Company or Seller, any agreements or arrangements currently in effect which any such employees have with their former employers.

                           3.21.2 The current software applications used by the
Company in the operation of its business are set forth and described on Schedule
3.21.2 (the "Software"). Except
as set forth on Schedule 3.21.2, the Software, to the extent it is licensed from any third-party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully transferable to Buyer without any third-party consent. To the Company's and Seller's knowledge, all of the computer hardware of the Company has legitimately-licensed, installed software. The Software operates and runs in a reasonable business manner and is adequate for the operation of the Company's business, including all applicable foreign conversions.

                           3.21.3 To the knowledge of the Company and Seller,
the Company's assets are Year 2000 Compliant; i.e., the Company's software and other information technology (the "Technology") are designed to be used before, during and after calendar year 2000, and, to the knowledge of the Company and Seller, the Technology, if used during each such time period, will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, to the extent that other software or information technology, used in combination with the Technology, properly exchanges date/time data with the Technology.

                  3.22 TITLE TO ASSETS; LIENS. Except as set forth on Schedule 3.22, the Company owns outright and has good title to all of its assets and properties, free and clear of any Encumbrance, except for the following "Permitted Encumbrances": (a) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business subsequent to the date of the Current Balance Sheet; (b) Encumbrances to be released at or prior to the Closing; (c) liens for taxes, assessments or other governmental charges not yet due and payable; (d) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law for sums not more than 30 days delinquent or which are being contested in good faith; (e) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (f) deposits made in the ordinary course of business to secure liability to insurance carriers; and (g) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the Company's business.

                  3.23 SIGNIFICANT SUPPLIERS AND CUSTOMERS. Schedule 3.23 contains an accurate list of all significant suppliers and significant customers, it being understood and agreed that (a) a "significant supplier", for purposes of this Section, means a supplier to whom the Company paid an aggregate of US$100,000 or more during 1999, and (b) a "significant customer", for purposes of this Section, means a customer representing five percent or more of the Company's aggregate annual revenues, in either case as of the date of the Current Balance Sheet. Except to the extent set forth on Schedule 3.23.1, none of the Company's significant suppliers or customers (or persons or entities that are sources of a significant number of suppliers or customers) have canceled or substantially reduced or, to the knowledge of the Company or Seller, are currently attempting or threatening to cancel a contract or reduce the purchase of the products and/or utilization of the services provided to or by the Company.

                  3.24 COMPENSATION OF EMPLOYEES. Schedule 3.24 contains a complete and accurate list of all current officers, employees and consultants of the Company, together with the current job title, aggregate remuneration rate (bonus, commission and salary) and accrued but untaken vacation for each such individual.

                  3.25 EMPLOYEE BENEFIT PLANS.

                           3.25.1 Schedule 3.25.1 contains a true and complete
list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated.

                           3.25.2 True and complete copies of each of the plans
described in Section 3.25.1 (the "Plans") and related trusts have been furnished to Buyer, along with the most recent financial statement and the most recent actuarial report prepared with respect to any of such Plans, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents which cannot be furnished.

                           3.25.3 All contributions required by each Plan or by
law with respect to all periods through the Closing Date shall have been made by such date (or provided for by the Company by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to any such Plan.

                           3.25.4 No claim, lawsuit, arbitration or other action
has been threatened, asserted or instituted against any Plan, any trustee or fiduciaries of any Plan, the Company or any of the assets of any trust maintained under any Plan.

                           3.25.5 The present value, determined on a termination
basis, of all accrued benefits, vested and unvested, under each Plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for such Plan, does not exceed the assets of such Plan allocable to such benefits.

                           3.25.6 No welfare benefit plan provides for
continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment.

                           3.25.7 The Company does not maintain or contribute to
any severance pay plan.

                           3.25.8 No individual shall accrue or receive any
additional benefits, service or accelerated rights to payment of benefits under any Plan as a result of the actions contemplated by this Agreement.

                  3.26 EMPLOYEE RELATIONS. As of January 31, 2000, the Company had an aggregate of 47 employees. The Company generally enjoys a good employer-employee relationship and is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.26, upon termination of the employment of any of its employees, the Company will not by reason of anything done prior to the Closing, be liable to any of its employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies). Except as set forth on Schedule 3.26, the Company has no contracts of employment with any employees nor any legal responsibility for the employees of any other entity.

                  3.27 LABOR AGREEMENTS. Except as set forth on Schedule 3.27, there are no contracts with labor unions binding upon the Company and the Company has not agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of the Company. Neither the Company nor Seller has any knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                  3.28 AFFILIATE TRANSACTIONS. Schedule 3.28 identifies all Contracts, transactions or arrangements involving any Person (including such Person's officers, directors, shareholders, partners, employees and Relatives) who is an "Affiliate" or Relative of the Company or of Seller (i.e., a Person who or which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Seller) and lists all amounts paid (or deemed for accounting purposes to have been paid) by the Company to such Person (provided that payments by the Company in respect of its standard payroll obligations and the reimbursement of expenses to employees incurred in the ordinary course of business shall not be included on Schedule 3.28) or received by the Company from any such Person at any time since December 31, 1995 with respect to any Contracts and all products or services (including any charge for administrative, purchasing, legal, financial or other services) purchased, sold or leased to or by the Company. Except as set forth on Schedule 3.28, each of the Contracts involving an Affiliate, including any and all amendments to each such Contract, contains terms and conditions which are not less favorable than those the Company could have obtained at the time it entered into them from one or more independent third-parties in negotiations at arm's length. No Affiliate or Relative of the Company or Seller is the direct or indirect owner of an interest in any Person that is a present or potential competitor, supplier or customer of the Company, nor does any such Person receive income from any source other than the Company that should properly accrue to the Company.

                  3.29 COMMISSION ARRANGEMENTS. Except as set forth on Schedule 3.29, the Company does not have any sales or commission arrangements with any of its officers, directors, employees or shareholders or any of their Affiliates or Relatives.

                  3.30 INSURANCE. Schedule 3.30 sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers, medical, group health, life, disability, business interruption and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, are in conformity with the requirements of all Contracts to which the Company is a party, except where the failure to be in such conformity would not have a material adverse effect on the Company, and, to the knowledge of the Company and Seller, are valid and enforceable obligations of the insurers in accordance with their terms. The Company is not in default with respect to any provision contained in any such policy or binder and the Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth on Schedule 3.30, (a) to the knowledge of the Company and Seller, there are no material outstanding unpaid claims under any such policy or binder, and (b) the Company has timely filed all claims that it may have under any of its insurance policies. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

                  3.31 IMPROVEMENTS. Except as set forth on Schedule 3.31, the Company has not received any notice which remains outstanding and unremedied alleging, proving or contending that the location, construction, occupancy, operation or use of any improvements attached to or placed, erected, constructed or developed as a portion of the real property owned, leased or otherwise utilized by the Company, violates any applicable law, statute, ordinance, rule, regulation, policy, order or determination of any federal, state, local or other governmental authority, domestic or foreign, or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction affecting any portion of such property, including, without limitation, any applicable zoning ordinances and building codes, flood disaster laws and health and Environmental Laws, rules and regulations the violation of which would individually or in the aggregate have a material adverse effect on the Company.

                  3.32 BANK AND OTHER ACCOUNTS. Schedule 3.32 sets forth a true and complete list of all bank, savings, brokerage and other accounts of the Company, including the name of the depositary, the account number and the persons authorized to make deposits and withdrawals or to effect transactions in such accounts.

                  3.33 POWERS OF ATTORNEY. Except as set forth on Schedule 3.33, there are no Persons holding powers of attorney granted by the Company with respect to any of the assets of the Company, any of the Contracts, or any other matters related to the Company.

                  3.34 RECORDS. All records relating to the Company's assets are maintained in accordance with applicable legal, regulatory and other requirements.

                  3.35 ACCOUNTS PAYABLE. Each of the accounts payable of the Company reflects bona fide indebtedness of the Company incurred in the ordinary course of the Company's operation of its business and on terms and conditions negotiated in good faith with independent parties at arm's length.

                  3.36 LETTERS OF CREDIT AND BONDS. Set forth on Schedule 3.36 is a list of all letters of credit and bonds together with their face amounts and a description as to their character (e.g., standby, irrevocable, etc.) which are the obligations of the Company.

                  3.37 BROKERS. No agent, broker, investment banker or other Person acting on behalf of the Company or Seller under its or his authority is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement for which Buyer or the Company will become liable.

                  3.38 ABSENCE OF MISREPRESENTATIONS. No representation or warranty by the Company or Seller contained in this Agreement or any Exhibit or Schedule to this Agreement, under the circumstances made, (i) contains any untrue statement of a material fact or omits to state a material fact required to make the statements not false or misleading, or (ii) with respect to statements made to the knowledge of the Company or Seller, contains to the knowledge of the Company or Seller, any untrue statement of a material fact or, to the knowledge of the Company or Seller, omits to state a material fact required to make the statements not false or misleading.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer makes the representations and warranties contained in this Section (including Sections 4.1
- 4.6) to Seller intending that Seller rely on each of such representations and warranties in order to induce Seller to enter into and complete the transactions contemplated by this Agreement. These representations and warranties shall survive the consummation of the transactions contemplated by this Agreement until the expiration of two years from the date of the Closing, provided that in cases of fraud these representations and warranties shall survive the consummation of such transactions without any time limit.

                  4.1 EXECUTION AND VALIDITY. The execution and delivery by Buyer of this Agreement has been authorized by its board of directors. Buyer has the full right, power and authority to enter into, and the ability to perform its obligations under, this Agreement and all other agreements and instruments contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and is, and the other agreements and instruments to be executed and delivered by Buyer will be, when executed and delivered by it, legal, valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

                  4.2 ORGANIZATION AND QUALIFICATION. Buyer (a) is duly organized, validly existing and in good standing under the laws of the Netherland Antilles, its jurisdiction of incorporation, and (b) has all requisite corporate power and authority to carry on its business as is presently conducted and to own or lease and to operate its assets and business in the places where its business is now conducted and where its assets are now owned, leased or operated.

                  4.3 ABSENCE OF VIOLATIONS. Except as set forth in Schedule 4.3, neither the execution nor delivery of this Agreement or of any of the other agreements and instruments contemplated by this Agreement, nor the consummation of the transactions contemplated by this Agreement or such other agreements and instruments, will conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of, any Encumbrance upon any of the assets or properties of Buyer, or give any third-party the right to accelerate any obligation under any charter provision, bylaw, contract, indenture, deed of trust, instrument, order, law or regulation to which Buyer is a party or by which Buyer or any of its assets or properties are in any way bound or obligated.

                  4.4 CONSENTS. Except as set forth in Schedule 4.4, (a) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Buyer in connection with the transactions contemplated by this Agreement; and (b) no consent, approval, waiver or other action by any Person under any contract, instrument or other document is required or necessary for the execution, delivery and performance of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.4, all consents described in Schedule 4.4 have been obtained and are in full force and effect.

                  4.5 BROKERS. No agent, broker, investment banker or other Person acting on behalf of Buyer or under its authority is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement for which Seller will become liable.

                  4.6 ABSENCE OF MISREPRESENTATIONS. No representation or warranty by Buyer contained in this Agreement or any Exhibit or Schedule to this Agreement, under the circumstances made, (i) contains any untrue statement of a material fact or omits to state a material fact required to make the statements not false or misleading, or (ii) with respect to statements made to the knowledge of Buyer, contains to the knowledge of Buyer, any untrue statement of a material fact or, to the knowledge of Buyer, omits to state a material fact required to make the statements not false or misleading.

         5. COVENANTS OF THE COMPANY AND SELLER. In addition to other obligations contained in this Agreement, between the date of this Agreement and the Closing, unless specifically waived in writing by Buyer, the Company shall, and Seller shall cause the Company to, as the case may be:

                  5.1 CONDUCT OF BUSINESS. (a) Conduct its business in the ordinary course, consistent with prior practice; (b) keep intact its business and goodwill; (c) comply in all material respects with all of the terms of its Contracts; (d) use its reasonable best efforts to keep available the services of its officers and employees; (e) use its reasonable best efforts to maintain good relationships with Persons having business relationships with it; and (f) promptly notify Buyer of any material event or occurrence adverse to, and not in the ordinary and usual course of business or consistent with past practice of, the Company. Without the prior written consent of Buyer, which shall not be unreasonably withheld, the Company shall not, and Seller shall not permit the Company to, take or permit any action to:

                           5.1.1 Change materially any aspect of its current
business.

                           5.1.2 Affect or change its capital structure.

                           5.1.3 Terminate or amend any material Contract.

                           5.1.4 Merge or consolidate with any Person or acquire
or sell any stock or equity interest in any other Person.

                           5.1.5 Sell, lease, pledge, encumber or otherwise
dispose of any of its assets, other than in the ordinary course of its business.

                           5.1.6 Change or amend its Charter or Bylaws.

                           5.1.7 Other than in the ordinary course of business,
incur any indebtedness, make any guarantees or make capital expenditures or investments in excess of US$25,000 in the aggregate.

                           5.1.8 Increase the rate of compensation, bonuses or
other benefits provided to employees, other than in the ordinary course of business, or to officers, directors, Seller or its Affiliates or Relatives.

                           5.1.9 Settle any threatened or pending material
litigation or other proceeding.

                           5.1.10 Effect changes in its method or practice of
reporting or paying Taxes or effect changes in the business, contractual arrangements or structure of its relations which would have the effect of altering its Tax treatment or Tax liabilities.

                           5.1.11 Redeem or make any distributions with respect
to its capital stock or pay dividends to Seller.

                           5.1.12 Agree or commit to do any of the actions
described in Sections 5.1.1 - 5.1.11.

                  5.2 COOPERATION. Not take any action with the intention of preventing the fulfillment of any conditions upon which the obligations of the parties to effect the transactions contemplated by this Agreement are conditioned, including any action taken with the intention of causing the representations and warranties made by the Company or Seller in this Agreement not to be true and correct in all material respects as of the Closing.

                  5.3 CERTAIN ACTS. Use its reasonable best efforts (including, without limitation, executing required documents and the payment of any related fees and expenses required by Contract or otherwise) to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions of the Company or Seller.

                  5.4 GOVERNMENTAL FILINGS. Promptly make all governmental filings or other submissions which may be necessary in order for the Company to be able to consummate the transactions contemplated by this Agreement.

                  5.5 ACCESS AND INFORMATION. Permit the authorized representatives of Buyer to have reasonable access upon reasonable notice to the facilities, equipment, employees, agents, independent auditors, properties, books, records and documents of the Company and shall furnish to Buyer's representatives such information, financial records and other documents with respect to the assets, operations and business of the Company as Buyer shall reasonably request. The Company shall be afforded the opportunity to appoint one or more representatives to accompany and permit the authorized representatives of Buyer access to the offices, employees and accountants of the Company, and to accompany the representatives of Buyer on the visits described in Section 8.6, for consultation or verification of any information reasonably necessary to Buyer's due diligence review, and shall use its reasonable best efforts to cause such Persons to cooperate with Buyer in such consultation and in verifying such information. Any failure of the Company to appoint representatives or the failure of the representatives to accompany or to cause such persons or entities to cooperate with Buyer in such consultation or verification of such information shall allow Buyer's representatives to consult with such Persons without being accompanied by any representative of the Company.

                  5.6 EXPENDITURES. Not make any material expenditure other than in the ordinary course of business or as contemplated by this Agreement without the prior written approval of Buyer, which approval shall not be unreasonably withheld.

                  5.7 TAXES. Prepare and timely file, in a manner consistent with applicable laws and regulations, all Tax Returns for Taxes required to be filed on or before the date of the Closing. Seller shall pay and be responsible for paying any sales taxes, documentary stamp taxes, income taxes or other taxes or fees due or owing in connection with the transfer and sale of the Shares.

                  5.8 NO SHOP; STANDSTILL. Subject to the fiduciary duties of the Board of Directors of Seller, refrain from taking, directly or indirectly, any action to encourage, initiate, solicit or continue any discussions or negotiations with, or any other offers from, any other Person concerning a sale of assets or stock, a merger or any similar transaction concerning the Company which would affect the business of the Company or all or any portion of the Shares. The provisions of this Section 5.8 shall terminate upon the earlier of the termination of this Agreement in accordance with Section 11 or the Closing.

         6. COVENANTS OF BUYER. In addition to other obligations contained in this Agreement, between the date of this Agreement and the Closing, unless specifically waived in writing by Seller, Buyer shall:

                  6.1 COOPERATION. Not take any action that would cause the conditions upon which the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by Buyer in this Agreement not to be true and correct in all material respects as of the Closing.

                  6.2 CERTAIN ACTS. Use its best efforts (including, without limitation, the payment of any related fees and expenses required by contract or otherwise) to cause to be fulfilled the conditions precedent to Seller's obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions of Buyer.

                  6.3 GOVERNMENTAL FILINGS. Promptly make all governmental filings or other submissions which may be necessary in order for Buyer to be able to consummate the transactions contemplated by this Agreement.

         7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SELLERS. Unless each of the following conditions are satisfied or waived in writing by Seller, the Company and Seller shall not be obligated to effect the transactions contemplated by this Agreement:

                  7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects as at the date of this Agreement and as at the actual date of the Closing (as if each were made at such time), subject to any actions or changes which may have taken place after the date of this Agreement which are expressly permitted by this Agreement, and Seller shall have received a certificate signed by the President or a Vice President of Buyer to that effect.

                  7.2 PERFORMANCE. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Buyer on or before the Closing pursuant to the terms of this Agreement shall have been fully performed or complied with on or before the date of the Closing, including, without limitation, each of the deliveries to be made by Buyer pursuant to
Section 9.3.

                  7.3 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, properties or assets or in the financial condition of Buyer taken as a whole shall have occurred from the date of this Agreement through the date of the Closing.

                  7.4 ABSENCE OF LITIGATION. There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative, against the Company or with respect to Buyer, Seller or the Shares for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or adversely affecting or which would adversely affect the benefit to Seller of the transactions contemplated by this Agreement.

                  7.5 NEW LEGISLATION. No new law has been enacted or legislation proposed which would preclude the transaction contemplated by this Agreement or limit the business of the Company.

         8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Unless each of the following conditions are satisfied or waived in writing by Buyer, Buyer shall not be obligated to effect the transactions contemplated by this Agreement:


                  8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects as at the date of this Agreement and as at the date of the Closing (as if each were made at such time), subject to any actions or changes which may have taken place after the date of this Agreement which are expressly permitted by this Agreement, and Buyer shall have received a certificate signed by the President or a Vice President of Seller to that effect.

                  8.2 PERFORMANCE. Each of the agreements, obligations, conditions and covenants to be performed or complied with by the Company and/or Seller on or before the Closing pursuant to the terms of this Agreement shall have been fully performed or complied with on or before the date of the Closing, including, without limitation, each of the deliveries to be made by the Company and Seller pursuant to Section 9.2.

                  8.3 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, properties or assets or in the financial condition of the Company shall have occurred from the date of this Agreement through the date of the Closing.

                  8.4 ABSENCE OF LITIGATION. There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative against Buyer or with respect to the Company, Seller or the Shares for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or adversely affecting or which would adversely affect the benefit to Buyer of the transactions contemplated by this Agreement.

                  8.5 CONSENTS. All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement including, without limitation, consents permitting the continuation in effect of all of the Contracts and the Permits have been obtained (and/or in the case of governmental regulations, all applicable time periods shall have expired or been terminated).

                  8.6 DUE DILIGENCE. Representatives of Buyer shall have been allowed to visit with the owners and/or managers of entities which are parties to material Contracts in a manner reasonably satisfactory to Buyer (provided that, subject to Section 5.5, Buyer acknowledges that one or more representatives of the Company shall have the right to accompany the representatives of Buyer on all such visits) and all other review of and due diligence relating to the Company and its business which Buyer elects to undertake shall have been completed to Buyer's satisfaction and Buyer shall not have elected in its sole discretion to terminate this Agreement.

                  8.7 AMENDMENT TO ASSET PURCHASE AGREEMENT. The Amendment to Asset Purchase Agreement in the form of Exhibit 8.7 shall have been executed and delivered by all of the parties.

                  8.8 NEW LEGISLATION. No new law has been enacted or legislation proposed which would preclude the transaction contemplated by this Agreement or limit the business of the Company.

         9. CLOSING AND POST-CLOSING COVENANTS.

                  9.1 TIME AND PLACE. The closing under this Agreement (the "Closing") shall take place at 10:00 a.m. on March 29, 2000, or such earlier date as may be agreed to by Buyer and Seller, at the offices of Holland & Knight LLP, 30th floor, 701 Brickell Avenue, Miami, FL 33131, or such other place as may be agreed to by Buyer and Seller. If all of the conditions set forth in Sections 7 and 8 are not satisfied by such date, subject to extension as provided in this Agreement, Buyer or Seller, as the case may be in connection with the applicable condition, shall have the right, but not the obligation, to postpone the Closing from time to time, but not beyond an additional 60 days in the aggregate. Notwithstanding the foregoing, if the failure to satisfy a condition is a breach of this Agreement, exercise of an option provided in this Section shall not constitute a waiver of such breach or of the right to seek damages for such breach.

                  9.2 OBLIGATIONS OF THE COMPANY AND SELLER. At the Closing, the Company and/or Seller, as applicable, shall deliver to Buyer:

                           9.2.1 The certificate dated as of the date of the
Closing as described in Section 8.1.

                           9.2.2 Stock certificate(s) representing the Shares,
duly endorsed in blank by Seller.

                           9.2.3 Certified copies of the resolutions of the
boards of directors and the shareholders, as applicable, of the Company and Seller authorizing the execution, delivery and performance of, and the transactions contemplated by, this Agreement.

                           9.2.4 An opinion of counsel for Seller, in form and
substance reasonably satisfactory to Buyer as to the matters set forth in
Exhibit 9.2.4, and an opinion of counsel for the Company, in form and substance reasonably satisfactory to Buyer.

                           9.2.5 A good standing certificate or its equivalent
with respect to the Company from the Commonwealth of Dominica, West Indies and each of the jurisdictions identified on Schedule 3.2, in each case not more than 10 days prior to the date of the Closing.

                           9.2.6 All required consents, approvals, permits,
estoppel certificates and/or waivers as required by Section 3.5.

                           9.2.7 The Management Agreement between Seller and
Buyer in the form of Exhibit 9.2.7 executed by Seller.

                           9.2.8 Such other certificates, instruments and
documents of transfer, if any, as may be necessary to consummate the transactions contemplated by this Agreement.

                  9.3 OBLIGATIONS OF BUYER. At the Closing, Buyer shall deliver to Seller:

                           9.3.1 The unpaid balance of the Cash Consideration,
as adjusted pursuant to Section 2.3, by wire transfer of immediately available funds.

                           9.3.2 The certificate dated as of the date of the
Closing as described in Section 7.1.

                           9.3.3 A certified copy of the resolutions of the
Board of Directors of Buyer authorizing the execution, delivery and performance of, and the transactions contemplated by, this Agreement.

                           9.3.4 The Management Agreement in the form of Exhibit
9.2.7 executed by Buyer.

                           9.3.5 Such other certificates, instruments and
documents of transfer if any, as may be necessary to consummate the transactions contemplated by this Agreement.

                  9.4 GUARANTEE OF NOTES AND ACCOUNTS RECEIVABLE. Seller hereby guarantees to Buyer the collection of the accounts receivable and notes receivable of the Company in existence as of the Closing; provided, however, Seller shall not be liable for doubtful accounts which do not exceed, individually or in the aggregate, US$74,125.70 (the "Doubtful Account Allowance"). Subject to the Doubtful Account Allowance, on the second anniversary of the date of the Closing, Seller shall pay to Buyer an amount equal to all then outstanding accounts receivable and notes receivable which were in existence on or before the date of the Closing. In the event the Company collects, in respect of the Company's accounts receivable and notes receivable as of the date of Closing, an amount in excess of such accounts receivable and notes receivable net of the Doubtful Account Allowance by the second anniversary of the date of the Closing, then Buyer shall pay Seller an amount equal to such excess. Any accounts receivable and/or notes receivable in existence on the date of the Closing that remain outstanding on the second anniversary of the date of the Closing shall be transferred to Seller on such second anniversary for no additional consideration. Notwithstanding the foregoing, in the event that within six months after the date of the Closing Buyer makes the election described in the penultimate sentence of Section 2.2 to cease the making or receiving of the payments described in the first sentence of Section 2.2, the parties shall have no rights or obligations under this Section 9.4, and this
Section 9.4 shall be deemed to be deleted from this Agreement.

                  9.5 NON-COMPETITION.

                           9.5.1 During the Restricted Period and in the
Restricted Area (as such terms are defined below), Seller, on behalf of itself and its Affiliates, agrees not to (i) directly or indirectly, engage in any business activity which is directly or indirectly in competition with the Cement Business or Ready Mix Business or (ii) solicit any person who has a business relationship with the Company or Buyer to discontinue or reduce the extent of the relationship. Until the later of (x) a period of two years after the date of the Closing and (y) the date of the termination of the Management Agreement between UMAR and Seller and its wholly-owned subsidiaries dated February 22, 2000 (the "UMAR Management Agreement"), the Management Agreement between Buyer and Seller in the form of Exhibit 9.2.7 or the Distributorship Agreement between UMAR and Seller and its wholly-owned subsidiaries dated February 22, 2000 (the "Distributorship Agreement"), whichever is later, Seller agrees not to seek to employ or employ any person who is in the employ of the Company or Buyer. The parties agree that Seller's activities as contemplated by the Supply Agreement, the Distributorship Agreement, the UMAR Management Agreement and the Management Agreement in the form of Exhibit 9.2.7 shall in no way be deemed to be competition in violation of this provision.

                           9.5.2 "RESTRICTED PERIOD" means five years from the
date of the Closing. "RESTRICTED AREA" means: (i) for purposes of the Ready Mix Business, Dominica and (ii) for purposes of the Cement Business, the U.S. Virgin Islands, the Dutch Antilles, the French West Indies, Antigua and Barbuda, Dominica and the British Virgin Islands.


                  9.6 SHARING OF TAX BENEFITS. Buyer and Seller agree to work together to structure their relationships under this Agreement and the Management Agreement to minimize taxes payable to the extent legally permissible. Buyer and Seller agree to share equally any tax savings arising as result of such structuring.

         10. INDEMNIFICATION.

                  10.1 INDEMNIFICATION BY SELLER. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and the Company and their respective officers, directors, shareholders, employees and agents and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage or liability or action in respect of such matters (collectively referred to as "Section 10 Damages" in the remainder of this Agreement) occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, the Company or Seller contained in this Agreement, including without limitation, non-payment, late payment and/or underpayment of Taxes.

                  10.2 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, shareholders, employees and agents and their successors and assigns against any Section 10 Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, Buyer contained in this Agreement.

                  10.3 NOTICE OF INDEMNIFICATION. Upon receipt by an indemnified party of notice of the commencement against it of any action involving a claim, including, but not limited to, notice of a tax audit, assessment or other tax related inquiry, investigation or claim, such indemnified party, if a claim in respect of such action is to be made by it against any indemnifying party under this Section 10, shall promptly notify in writing the indemnifying party of such commencement. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of such commencement, the indemnifying party will be entitled to participate in the defense and, to the extent that it may wish, assume the defense of the action, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party unless the indemnifying party had determined not to assume the defense of the action. The indemnifying party will not settle or compromise any claim or action without the written consent of the indemnified party (which consent shall not be unreasonably withheld).

                  10.4 HURDLE RATE AND LIMITATION. Except as otherwise provided in this Agreement, neither Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for indemnification pursuant to this Section 10 unless the total Section 10 Damages for which the indemnifying party would otherwise be liable exceeds US$25,000 (the "Hurdle Rate"), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise in excess of the Hurdle Rate. The Hurdle Rate shall not apply to any breach of contract or covenant by any of the parties to this Agreement and shall apply only to misrepresentations by the parties to this Agreement. The aggregate amount of Section 10 Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, the Company or Seller contained in this Agreement, including without limitation, non-payment, late payment and/or underpayment of taxes for which Seller shall be liable under this Agreement shall not exceed the Purchase Price.

         11. TERMINATION. This Agreement shall be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the
Closing:

                  11.1 By mutual written consent of Buyer and Seller.

                  11.2 By either Buyer or Seller, upon written notice to the other, if without fault of such terminating party, the Closing has not taken place by the close of business on May 28, 2000, unless Buyer, Seller and the Company agree in writing to extend such date.

                  11.3 By Buyer upon written notice to Seller, if the Company and/or Seller has violated or breached any representation, warranty or covenant contained in this Agreement or any agreement contemplated by this Agreement; provided that Buyer shall have given the Company and Seller 30 days' advance written notice setting forth the basis on which Buyer is exercising its right to terminate and such violation or breach is not cured within such 30 days.

                  11.4 By Seller upon written notice to Buyer, if Buyer has violated or breached any representation, warranty or covenant contained in this Agreement or any agreement contemplated by this Agreement; provided that Seller shall have given Buyer 30 days' advance written notice setting forth the basis on which Seller is exercising its right to terminate and such violation or breach is not cured within such 30 days.

Termination by Buyer or Seller pursuant to Sections 11.3 or 11.4, respectively, shall not constitute a waiver of the breach affording such right of termination or of the right to seek damages for such breach.

         12. MISCELLANEOUS.

                  12.1 NOTICES. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, telefax (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable international carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

To the Company and/or
Sellers:                                    c/o Devcon International Corp.
                                            1350 E. Newport Center Drive
                                            Suite #201
                                            Deerfield Beach, Florida  33442
                                            Facsimile: (954) 429-1506
                                            Attn:  Jan Norelid

         With a copy to:   Greenberg Traurig, P.A.
                           1221 Brickell Avenue
                           Miami, Florida  33131
                           Facsimile: (305) 579-0717
                           Attn: Robert Grossman, Esq.

         To Buyer:         Caricement Antilles N.V.
                           Equity Trust (Curacao) N.V.
                           Scharlooweg 81
                           Curacao
                           Netherland Antilles
                           Facsimile:  +5999 461 7879
                           Attn:  Mr. Evert Rakers

         With a copy to:   Union Maritima Internacional, S.A.
                           Serrano, 45 - planta 3
                           28001 MADRID - SPAIN
                           Facsimile: +34915779346
                           Attn:  Joaquin Villanueva Diaz De Espada

         With a copy to:   Holland & Knight LLP
                           701 Brickell Avenue
                           Suite 3000
                           Miami, Florida  33131
                           Facsimile: (305) 789-7799
                           Attn: Ronald Albert, Jr., Esq.

All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party(ies), with the copies indicated, as provided in this Section.

                  12.2 ENTIRE AGREEMENT. This Agreement, the documents which are Exhibits and Schedules to this Agreement and any other contemporaneous agreements entered into by the parties contain the sole and entire agreement among the parties with respect to their subject matter and supersede any and all other prior written or oral agreements among them with respect to such subject matter. The Asset Purchase Agreement, as amended by the Amendment to Asset Purchase Agreement, remains in full force and effect. The Letter of Intent is terminated as of the date of this Agreement and is of no further force or effect.

                  12.3 AMENDMENT. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by the parties affected by the amendment or modification.

                  12.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns.

                  12.5 WAIVER. Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

                  12.6 CAPTIONS. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

                  12.7 CONSTRUCTION. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.

                  12.8 SECTION, SCHEDULE AND EXHIBIT REFERENCES. All references contained in this Agreement to Sections, Schedules and Exhibits shall be deemed to be references to Sections of, and Schedules and Exhibits attached to, this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all clauses of such Sections, if any. The definitions of terms defined in this Agreement shall apply to the Schedules.

                  12.9 SEVERABILITY. In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.

                  12.10 ABSENCE OF THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to (a) confer upon any Person other than the parties to this Agreement and as set forth in Sections 12.4 and 12.12 any rights or remedies under or by reason of this Agreement as a third-party beneficiary or otherwise; or (b) authorize anyone not a party to this Agreement to maintain an action or institute an arbitration proceeding pursuant to or based upon this Agreement.

                  12.11 BUSINESS DAY. As used in this Agreement, the term "business day" means any day other than a Saturday, Sunday or legal or bank holiday in the City of Miami, Florida (the "City"). If any time period set forth in this Agreement expires on other than a business day in the City, such period shall be extended to and through the next succeeding business day in the City.

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                  12.12 ASSIGNMENT. Neither this Agreement nor any rights under this Agreement may be assigned by any party without the written consent of all other parties; provided, however, Buyer may assign this Agreement to a direct or indirect wholly-owned subsidiary of Buyer or Buyer's direct or indirect parent or to a purchaser of all or substantially all of Buyer's assets.

                  12.13 OTHER DOCUMENTS. The parties shall take all such actions and execute all such documents which may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

                  12.14 GOVERNING LAW. This Agreement and the interpretation of its terms shall be governed by the laws of the State of Florida, without application of conflicts of law principles.

                  12.15 ATTORNEYS' FEES. Seller and Buyer shall pay their respective attorneys' fees and expenses for the negotiation and preparation of this Agreement, the Exhibits and Schedules and the other agreements contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall reimburse Seller for up to US$12,000 for Seller's attorneys' fees and expenses for the negotiation and preparation of this Agreement.

                  12.16 PUBLIC DISCLOSURE. No party to this Agreement shall make any public disclosure or publicity release pertaining to the existence of the subject matter contained in this Agreement without notifying and consulting with the other parties; provided, however, that notwithstanding the foregoing, each party shall be permitted, after notice to the other parties, to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with, and to prevent violation of, applicable laws, federal, state and local, domestic and foreign.

                  12.17 ARBITRATION.

                           12.17.1 Any dispute, controversy or claim arising out
of or relating to this Agreement, or the breach, termination or validity of this Agreement, which has not been resolved by a non-binding procedure, shall be settled by arbitration in Miami-Dade County, Florida (unless Buyer, the Company and Seller mutually agree in writing to another location), in accordance with the Arbitration Rules of the American Arbitration Association then in effect, except that Buyer, the Company and Seller agree under any circumstances they shall be permitted reasonable discovery of documents and depositions of an adequate number of witnesses. Notwithstanding anything to the contrary in this Agreement, Buyer, the Company and Seller further agree that arbitration shall not be utilized to determine any dispute, controversy or claim which requires a third party's presence either as the co-respondent or as an indemnifier, unless the third party agrees to be bound by the arbitration. Disputes described in the preceding sentence shall be resolved through proceedings commenced and prosecuted in a state or federal court in Miami-Dade County, Florida.

                           12.17.2 Within one week after Buyer, on the one hand,
or Seller, on the other hand, requests arbitration and the other party receives notice of such request, both parties shall supply the American Arbitration Association with a list of qualifications for the arbitrators. Within two weeks after receipt of the parties' lists of qualifications for the arbitrators, the


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American Arbitration Association shall supply the parties with a list of 21 potential arbitrators, and Buyer, on the one hand, and Seller, on the other hand, shall each be permitted to strike up to nine proposed arbitrators and shall notify in writing the American Arbitration Association of the party's decisions. Within two weeks after receipt of the parties' decisions as to the acceptable potential arbitrators, the American Arbitration Association shall appoint the three arbitrators from the group of arbitrators which has not been stricken by either party.

                           12.17.3 Resolution of disputes, controversies or
claims shall be determined by a majority vote of the arbitration panel. Buyer, on the one hand, and Seller, on the other hand, shall share equally the fees, costs and expenses of the arbitration, unless the arbitrators modify the allocation of fees, costs and expenses because they have determined that fairness dictates other than an equal allocation between the parties. Each party shall be responsible for its own attorneys' fees, costs of its experts and expenses of its witnesses, unless the arbitrators provide otherwise because they have determined that fairness so dictates. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. The party submitting such dispute to arbitration shall inform the American Arbitration Association that the parties have agreed: (i) to reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure (as used in the United Sates District Court for the Southern District of Florida) for a period not to exceed 120 days prior to such arbitration and (ii) to require that the testimony at the arbitration hearing be transcribed.

                  12.18 CURRENCY. All monetary amounts in this Agreement are stated in United States dollars (US$) and shall be paid in that currency. No charges shall be made in any of such amounts based upon changes in the value of the United States dollar against any other currency.

                  12.19 COUNTERPARTS. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

                  12.20 SELLER'S RELEASE. Effective as of the Closing, Seller hereby releases the Company and all of its affiliated subsidiaries, divisions, parents, shareholders, predecessors, successors and assigns, directors, employees, managers, officers, representatives, agents, and attorneys, from any and all manner of action, claim, suit, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, damage, judgment and demand whatsoever, in law or in equity, whether now known or unknown, including but not limited to any claim under the common law or statutes of the United States, or any other jurisdiction, country or state which Seller ever had or now has against such Persons by reason of any matter, cause or thing whatsoever.

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         The parties have entered into this Stock Purchase Agreement as of the date first set forth above.

                           SELLER

                           DEVCON INTERNATIONAL CORP.,
                           a corporation organized under the laws of Florida

                           By: /S/ JAN NORELID
                               ----------------------------------------------
                           Title:  Chief Financial Officer

                           COMPANY

                           Caribbean Construction & Development, Ltd., a private company limited by shares organized under the laws of the Commonwealth of Dominica, West Indies

                           By:  /S/ JAN NORELID
                                ------------------------------------------------
                           Title:  Chief Financial Officer

                           BUYER

                           CARICEMENT ANTILLES N.V., a corporation established under the laws of Curacao, Netherland Antilles

                           By:  /S/ JOAQUIN VILLANVEVA
                                ------------------------------------------------
                           Title:

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